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                                                                    EXHIBIT 99.1


PRESS RELEASE

               PIEDMONT NATURAL GAS COMMENTS ON EARNINGS ESTIMATES

CHARLOTTE, NC - August 7, 2001 - Piedmont Natural Gas (NYSE:PNY) today said that its earnings for the fiscal year ending October 31, 2001, are predicted to be in the $2.00 to $2.10 per share range, as compared with the $1.87 reported for the prior year before the effect of a gain on transfer of propane assets. This projection is less than had been predicted for the current fiscal year. The Charlotte-based natural gas distributor estimates earnings per share between $2.10 and $2.20 for the fiscal year ending October 31, 2002.

The Company's business is seasonal and it normally reports losses for both the third and fourth fiscal quarters. For the three months ended July 31, 2001, the Company expects to report a third quarter loss between ($0.35) and ($0.40) per share compared with ($0.32) for the similar prior period, due primarily to the effects of weather and reduced customer consumption patterns. Third and fourth quarter margin represents approximately 27% of the Company's annual margin.

"General economic conditions and higher wholesale natural gas costs have adversely affected our near-term utility operating performance," commented Ware Schiefer, President and CEO. "As a result, our charge-offs for non-paying customers have been higher than normal this year. Many of our customers have also been conserving and consuming less natural gas than normal in response to the economic slow-down and higher gas costs. Some industrial load was lost this past winter to lower-priced industrial fuels. Cooler-than-normal summer weather in our area has also caused a reduction in the volumes of natural gas delivered for electric power generation."

"On the positive side, the steady decline in wholesale gas costs since last winter's peak is encouraging and bodes well for our business and our customers. Industrial customers who switched to other fuels earlier in the year are coming back to natural gas as we regain our traditional competitive price advantage. Despite higher gas costs and a weaker economy this year, Piedmont continues to experience strong customer growth. Although down slightly from traditional levels, our 4.5% customer addition growth rate is still three times the national average."

"Additionally, residential customers who have been disconnected generally clear their outstanding balances in time to reconnect service for the winter heating season. By then, wholesale gas costs are expected to be well below those of last year, and winter gas service should be more affordable for all classes of customers," he said.

The Company has also taken steps to mitigate the impact of higher wholesale gas costs on its investors and customers. "We have implemented additional cost controls that will keep operating expenses in line while we continue to grow," said Schiefer. "We also implemented



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programs to assist customers who have had a difficult time paying their gas bills." Last winter, the Company allowed customers to sign up for its Equal Payment Plan program anytime, rather than only in early summer. Individualized payment plans were offered to customers unable to pay their bills on time. A credit card and bank account payment-by-phone option was initiated to assist customers and avoid greater charge-offs.

Piedmont will release financial results for the 2001 third fiscal quarter during market hours on August 24. The Company will host a conference call on August 27 at 2:30 p.m. ET to review results for the quarter. You may access the live broadcast by visiting the Investor Relations area of the Piedmont website at www.piedmontng.com and clicking on the webcast link.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, including, but not limited to, those that are discussed in SEC reports filed by Piedmont Natural Gas. The statements contained in this news release are based on Piedmont's current estimates, and actual results may differ materially. More information about the risks and uncertainties relating to these forward-looking statements may be found in Piedmont's SEC filings, which are available free of charge on the SEC's website at www.sec.gov.

Piedmont Natural Gas is an energy and services company primarily engaged in the transportation, distribution and sale of natural gas to over 700,000 residential, commercial and industrial customers in North Carolina, South Carolina and Tennessee. The Charlotte-based company is the second-largest natural gas utility in the Southeast. An unregulated subsidiary of the Company is an equity participant in a venture that markets natural gas to an additional 570,000 customers in Georgia, the first state in the venture's eight-state region to deregulate retail natural gas service. Another unregulated subsidiary is an equity participant in Heritage Propane Partners, L.P., the nation's fourth-largest propane distributor serving more than 500,000 customers in twenty-eight states.



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